Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Quidel Corporation Amended and Restated 2010 Equity Incentive Plan of our reports dated February 27, 2014, with respect to the consolidated financial statements and schedule of Quidel Corporation and the effectiveness of internal control over financial reporting of Quidel Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

July 29, 2014